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                               Bass, Berry & Sims
                             First American Center
                           Nashville, Tennessee 37238
                                                                       EXHIBIT 5


                                 June 13, 1995



Service Merchandise Company, Inc.
7100 Service Merchandise Drive
Brentwood, TN  37027

         RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentleman:

         We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") covering 4,990,000 shares of Common Stock, par value $.50 per share, of Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), issuable under the Company's Amended and Restated 1989 Employee Stock Incentive Plan, as amended through April 19, 1995 (the "Plan").

         In connection with this opinion, we have examined and relied on such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock issuable by the Company pursuant to the Plan, when issued and delivered in the manner and on the terms set forth in the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,



                                                   /s/ Bass, Berry & Sims